Ex(10)F

Amendment
to the
Target Corporation
SMG Executive Deferred Compensation Plan

        By virtue and in exercise of the amending power reserved to Target Corporation ("Target"), the Target Corporation SMG Executive Deferred Compensation Plan (the "Plan") is amended effective April 30, 2002, as follows:

        1.    Article 1 is amended by adding a new Section 1.8 to read as:

  "Section 1.8 Supplements. Some Plan provisions that have application to a limited number of Participants or that otherwise do not apply equally to all Plan participants may be described in a Supplement to the Plan. In the event of a conflict between the terms of a Plan Supplement and the terms of the remainder of the Plan, the terms of the Plan Supplement will control."

        2.    The Plan is amended by adding a new Supplement A to the end of the Plan to read as follows:

"Supplement A—Benefit Transfer Credits

        Sec. A-1. Purpose and Application. The purpose of this Supplement A to the Target Corporation SMG Executive Deferred Compensation Plan is to modify and supplement the provisions of this Plan as they relate to certain participants whose Deferral Accounts are to be credited with amounts transferred from certain other non-qualified retirement plans sponsored by the Company.

        Sec. A-2. Definitions. For purposes of this Supplement A, each of the following terms have the meaning given it in this Section:

  (a)
  "ESBP" means the Target Corporation Post Retirement Executive Survivor Benefit Plan.
  (b)
  "Other Plan" means any non-qualified deferred compensation plan, arrangement or agreement maintained by a Participating Employer.
  (c)
  "SPP I" means the Target Corporation Supplemental Pension Plan I.
  (d)
  "SPP II" means the Target Corporation Supplemental Pension Plan II.
  (e)
  "SPP III" means the Target Corporation Supplemental Pension Plan III.

        Sec. A-3. Deferral Account. A Participant's benefit transfer credit or adjustment required under this Supplement A will be made to his or her Deferral Account.

        Sec. A-4. ESBP Benefit Transfer Credits.

          (a)  A Participant is eligible to receive a One-Time ESBP Benefit Transfer Credit and annual adjustments thereto under this Sec. A-4 if he or she is a member of the Target Corporation Corporate Operating Committee on April 30, 2002, had a vested interest under the Company's Qualified Plan, was eligible to become a participant with a survivor benefit under the ESBP (without regard to attaining retirement age), and executes a Consent and Release waiving all rights to a benefit under the ESBP.

          (b)  An eligible Participant will receive a One-Time ESBP Benefit Transfer Credit as of April 30, 2002 in an amount equal to the actuarial lump sum present value of the Participant's survivor benefit under the ESBP as of December 31, 2001, determined without regard to whether the Participant had an Early or Normal Retirement under a Qualified Plan within the meaning of the ESBP. The present value of such survivor benefit will be determined by the Company in its sole and absolute discretion based on interest rate and mortality factors and other assumptions deemed appropriate by the Company.

          (c)  A Participant who has received a One-Time ESBP Benefit Transfer Credit under Paragraph (b) and who is employed by a Participating Employer during a calendar year after 2001 will receive an annual adjustment debited or credited to his or her Deferral Account on or about each April 30, for the preceding calendar year, beginning on or about April 30, 2003, as provided under this Paragraph (c). For each calendar year, the annual adjustment will be the difference between (i) an amount equal to a recalculated hypothetical one-time ESBP transfer credit determined as of the determination date in the manner provided under Paragraph (b), above, and (ii) the aggregate amount of the previous ESBP benefit transfer credits (and debits) to the Participant's Deferral Account under this Sec. A-4 increased by earnings at a rate equal to the sum of the Stable Value Crediting Rate Alternative plus an annual two percent rate, from the crediting date through the determination date. If the amount of the adjustment is positive, a credit will be made to the Participant's Deferral Account and if the amount of the adjustment is negative, a debit equal to such negative amount will be made to the Deferral Account. The credit or debit will be made as of the determination date. Notwithstanding the foregoing, a Participant's final annual adjustment will be made as soon as administratively practicable following his or her Termination of Employment.

          (d)  A Participant who has a Termination of Employment prior to attaining age 55 will forfeit that portion of his or her Deferral Account equal to the ESBP Benefit Transfer Credits under Sec. A-4(b) and (c) of this Supplement A and corresponding earnings credits equal to the amount that would have been credited at a rate equal to the sum of the Stable Value Crediting Rate plus an annual two percent rate.

        Sec. A-5. Supplemental Pension Plan Benefit Transfer Credits.

          (a)  A Participant shall receive a Supplemental Pension Plan (SPP) Benefit Transfer Credit if he or she is an Officer of Target Corporation at a level of Vice President or higher and is eligible to receive a supplemental pension benefit under SPP I, SPP II or SPP III.

          (b)  An eligible Participant will receive a One-Time SPP Benefit Transfer Credit as follows:

            (i)    For an eligible Participant who is a member of the Target Corporation Corporate Operating Committee on April 30, 2002, such Participant will receive a credit equal to the April 30, 2002 actuarial lump sum present value of the Participant's pension benefit(s) under SPP I, SPP II and, SPP III accrued through December 31, 2001.

            (ii)  For an eligible Participant on July 31, 2002 who is not included in clause (i), such Participant will receive a credit equal to the July 31, 2002 actuarial lump sum present value of the Participant's pension benefit(s) under SPP I, SPP II and SPP III accrued through December 31, 2001.

            (iii)  For an eligible Participant not included in clause (i) or (ii), such Participant will receive a credit, on or about the April 30 immediately following the calendar year in which the Participant becomes eligible under Paragraph (a), in an amount equal to the actuarial lump sum present value of the Participant's pension benefit(s) under SPP I, SPP II and SPP III accrued through the preceding December 31.

  The actuarial lump sum present value of such pension benefit(s) will be determined by the Company in its sole and absolute discretion using the factors and assumptions deemed appropriate by the Company.

          (c)  A Participant who has received a One-Time SPP Benefit Transfer Credit under Paragraph (b) and who is employed by a Participating Employer during a calendar year after 2001 will receive an annual adjustment credited or debited to his or her Deferral Account on or about each April 30, for the preceding calendar year, beginning on or about April 30, 2003, as provided under this Paragraph (c). For each calendar year, the annual adjustment will be the difference between (i) the amount of a recalculated hypothetical one-time SPP benefit transfer credit determined in the manner provided under Paragraph (b), above, and (ii) the aggregate amount of the previous SPP benefit transfer credits (and debits) to the Participant's Deferral Account under this Sec. A-5 increased by earnings at a rate equal to the sum of the Stable Value Crediting Rate Alternative plus an annual two percent rate, from the crediting date through the determination date. If the amount of the adjustment is positive, a credit will be made to the Participant's Deferral Account; if the amount of the adjustment is negative, the Participant's Deferral Account will be debited by such negative amount. The annual adjustment credit or debit will be made as of the determination date. Notwithstanding the foregoing, a Participant's final annual adjustment will be made and credited as soon as administratively practicable following his or her Termination of Employment.

        Sec. A-6. Other Plan Benefit Transfer Credit.

          (a)  A former employee of the Company who has a benefit payable under an Other Plan and who, at the request of the Company, executes an Agreement, Consent and Release (the "Agreement") waiving his or her rights to receive all or a portion of his or her benefit payable under the Other Plan, shall be treated as a Participant eligible to receive an Other Plan Benefit Transfer Credit as provided in Paragraph (b) below.

          (b)  An eligible Participant shall receive a credit equal to the lump sum present value of all or a portion of the Participant's accrued benefit under the Other Plan (the "Affected Benefit Amount"). The actuarial lump sum present value of the Affected Benefit Amount shall be determined by the Company in its sole and absolute discretion based on such factors and assumptions deemed appropriate by the Company and as otherwise specified in each Agreement. The credit to the Participant's Deferral Account shall be made as of the date the Participant executes the Agreement releasing his or her claim to the Affected Benefit Amount.

          (c)  Determination and payment of a Participant's Other Plan Benefit Transfer Credit shall be subject to such other conditions, restrictions or modifications as determined by the Company in its sole and absolute discretion and reflected in the Agreement. Benefit payments will also be subject to the terms of the SMG EDCP.

        Sec. A-7. Benefit Payments.

          (a)  A Participant will be provided a one-time election as to the form and commencement of distribution of his or her Deferral Account attributable to the One-Time ESBP Benefit Transfer Credit and One-Time SPP Benefit Transfer Credit on account of a Termination of Employment after age 55 or due to an involuntary termination. The election shall be made before the date the amount is credited to the Participant's Deferral Account and shall otherwise be consistent with the provisions of Sec. 4.5 of the Plan. Thereafter, the provisions of Secs. 4.5 and 4.7 will determine the method and commencement of benefit payments.

          (b)  Payment of the Other Plan Benefit Transfer Credit and related earnings credits to the Participant shall commence as provided in the Agreement, but not later than the date the Affected Benefit Amount would have been paid, nor in amounts which are less than the payments the Participant was receiving or was eligible to receive under the Other Plan. Payments of a Participant's Other Plan Benefit Transfer Credit and related earnings credits will be made in ten annual installments unless the Company and the Participant have, pursuant to the Agreement, provided for an accelerated form of payment, or as otherwise provided under the terms of the SMG EDCP.

        Sec. A-8. Crediting Rate Alternative. Amounts credited to a Participant's Deferral Account under this Supplement A will be subject to the Stable Value Crediting Rate Alternative until the Participant selects another Crediting Rate Alternative."